Exhibit 10.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION (this “Agreement”) is made and entered into as of January 30, 2006 (“Effective Date”), by and among SPIRIT SPE CANTON, LLC, a Delaware limited liability company (“SPE”), SPIRIT FINANCE ACQUISITIONS, LLC, a Delaware limited liability company (“Spirit”), and CASUAL MALE RETAIL GROUP, INC., a Delaware corporation (“CMRG”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference.

WITNESSETH

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

CONTRIBUTION OF PROPERTY

Section 1.01. Agreement to Contribute. SPE agrees to accept contribution of, and CMRG agrees to contribute, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of CMRG’s right, title and interest in and to (a) the parcel or parcels of real property, as more particularly described on Exhibit B attached hereto, and any and all improvements thereon and appurtenances thereto (collectively, the “Real Property”); (b) all fixtures affixed thereto; (c) all plans, specifications and studies pertaining to the Real Property, in CMRG’s possession or under its control; (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property; (e) all leases and rental agreements relating to the Real Property or any portion thereof (except for the LPI Lease), including without limitation, all rent, prepaid rent, security deposits and other payments and deposits; (f) all appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property; and (g) any roads, streets and ways, public and private, serving the Real Property (all of the foregoing items in clauses (a) through (g) above, now or hereafter existing, collectively, the “Property”).

Section 1.02. Contribution for Nominal Value. At the Closing CMRG shall contribute the Property to SPE as a contribution to capital and for nominal value.

Section 1.03. Lease of Property. The parties agree to the form of the Lease Agreement pursuant to which SPE shall lease the Property to Lessee, at the rent and pursuant to the terms and conditions contained therein and in substantially the form attached hereto at Exhibit G (the “Lease Agreement”). At least three (3) Business Days prior to the Closing Date, CMRG shall obtain and deliver to SPE the Lease Proof of Insurance. Notwithstanding anything contained herein to the contrary, in the event CMRG fails to deliver the Lease Proof of Insurance, then SPE shall have the right to terminate this Agreement and neither party shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

Section 1.04. Prorations. In view of the subsequent lease of the Property to Lessee pursuant to the Lease Agreement and Lessee’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between CMRG and SPE at Closing. All real and personal property and other applicable taxes and assessments and other charges relating to the Property which are due and payable on or prior to the Closing Date shall be paid by CMRG at or prior to Closing, and all other taxes and assessments shall be paid by Lessee in accordance with the terms of the Lease Agreement.

Section 1.05. Membership Interest Purchase Agreement. It is an express condition precedent to the consummation of the Transaction contemplated hereby and the obligation of CMRG to transfer the Property to SPE, that Spirit and CMRG shall have entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) pursuant to which Spirit agrees to acquire the membership interests in the SPE entity, on terms and conditions reasonably acceptable to CMRG and Spirit. Spirit is executing this Agreement solely for the purpose of acknowledging its obligations to execute, deliver and perform under the terms of the Membership Interest Purchase Agreement.

ARTICLE II

DUE DILIGENCE

Section 2.01. Title Insurance.

(a) Title Commitment and Title Policy. SPE has ordered an owner’s title insurance commitment (“Title Commitment”) with respect to the Property issued by the Title Company, for such ALTA Owner’s Extended Coverage Title Insurance Policy, together with any endorsements, that SPE may require (the “Title Policy”) and has delivered a copy of the Title Commitment to CMRG. All costs related to the Title Policy, escrow fees and other closing costs are included as Transaction Costs, payable by CMRG.

(b) Title Company. The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.

(c) Title Objections.

(i) Within two (2) days after the SPE’s receipt of both a Title Commitment and the Survey for the Property, SPE shall notify CMRG in writing of SPE’s objection to any exceptions or other title matters shown on the Title Commitment or the Survey not constituting a Permitted Encumbrance (each, a “Title Objection”). SPE acknowledges receipt and approval of the Title Commitment, subject to receipt and review of the Survey. If any Title Objection is not removed or resolved by CMRG to SPE’s satisfaction at least five (5) days prior to the Closing Date, then SPE shall have the option, as its sole remedy, upon written notice to CMRG, to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to SPE and neither SPE nor CMRG shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

(ii) If any supplement to the Title Commitment or the Survey discloses any additional material title defects which were not created by or with the consent of SPE, and which are not acceptable to SPE, SPE shall notify CMRG in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) days following receipt of such supplement or revision. If any Additional Title Objection is not removed or resolved by CMRG to SPE’s satisfaction at least five (5) days prior to the Closing Date, then SPE shall have the option, as its sole remedy, to terminate this Agreement upon written notice to CMRG, in which event the Earnest Money Deposit shall be returned to SPE and neither SPE nor CMRG shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

(iii) SPE’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed SPE’s acceptance of the matters disclosed by the Title Commitment and the Survey. If SPE does not terminate this Agreement by reason of any Title Objection or Additional Title Objection as provided in this Section, then such Title Objection or Additional Title Objection shall be deemed waived and approved by SPE and shall thereafter be deemed a Permitted Encumbrance.

Section 2.02. CMRG Documents. CMRG has delivered to SPE the following items which comply with the requirements set forth herein, to the extent such items are in CMRG’s possession or under its control (collectively, the “CMRG Documents”): (a) “as-built” plans and specifications for the Property; (b) certificate of occupancy for the Property; (c) all surveys related to the Property; (d) all environmental reports related to the Property (including without limitation, Phase I and Phase II environmental investigation reports); (e) all appraisals or valuations related to the Property; (f) all guaranties and warranties in effect with respect to all or any portion of the Property; (g) full and complete copies of any existing leases and current rent rolls related thereto and all other agreements related to the Property, together with all amendments and modifications thereof; (h) CMRG’s and Lessee’s financial statements and unit-level financial statements for the previous three years; (i) the completed and executed

Questionnaire; and (j) all other documents related to the ownership, lease and operation of the Property, and reasonably requested by SPE. Except for the financial statements set forth in item (h) above, CMRG does not warrant or make any representations concerning the accuracy of the CMRG Documents.

Section 2.03. Survey. SPE has received a draft of a current ALTA/ACSM “as built” survey as required for the Property from a surveyor selected by SPE (the “Survey”). The Survey shall plot all exceptions shown on the Title Commitment (to the extent plottable), certified in favor of SPE, any requested Affiliate of SPE and Title Company in a manner reasonably acceptable to SPE and prepared in accordance with the appropriate “ALTA/ACSM” minimum standards. The costs of the Survey shall be paid by CMRG and included as a Transaction Cost.

Section 2.04. Environmental. SPE has received a draft, and shall obtain a final, Phase I environmental investigation report for the Property (the “Environmental Report”), from an environmental inspection company selected by SPE. The costs of the Environmental Reports shall be paid by CMRG and included as a Transaction Cost.

Section 2.05. Valuation. SPE has received a draft of, and shall obtain a final of, a current site inspection and valuation of the Property, separately stating values for the Real Property and improvements for the Property from a party selected by SPE (“Valuation”). The costs of the Valuation shall be paid by CMRG and included as a Transaction Cost. Notwithstanding any provision contained herein, SPE’s obligation to consummate the Transaction shall be conditioned upon, among the other items set forth herein, SPE’s approval of the Property and the Valuation and the Real Property shall have a value in an amount equal to $57,000,000.00.

Section 2.06. Property Insurance; Zoning. CMRG shall use its best efforts to obtain and deliver to SPE, prior to Closing, (a) certificates in form and substance satisfactory to SPE, evidencing the insurance coverage, limits and policies currently carried by CMRG or Lessee with respect to the Property (“Proof of Insurance”); and (b) evidence satisfactory to SPE to the effect that the Property fully complies with all statutes, ordinances, regulations, licenses and permits required by any Governmental Authority having jurisdiction over the Property or which is sufficient to cause the Title Company to issue its standard form zoning endorsement (“Zoning Letter”).

Section 2.07. Inspections. From the Effective Date through the Closing Date (the “Inspection Period”), (a) SPE may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to the Property that SPE deems reasonably appropriate; and (b) CMRG shall, at all reasonable times, (i) provide SPE and SPE’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Property, all drawings, plans, specifications and all engineering reports for and relating to the Property in the possession or under the control of CMRG, the files and correspondence relating to the Property, and the financial books and records relating to the ownership, lease (if applicable), operation, and maintenance of the Property, and (ii) allow such Persons to make such inspections, tests, copies, and verifications as SPE considers necessary.

Section 2.08. SPE’s Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Sections 2.01(c) and 2.05, if (a) CMRG fails to timely deliver the Proof of Insurance or Zoning Letter, or (b) SPE determines, in its sole discretion, that based upon the CMRG Documents, the Surveys, the Environmental Reports or the Inspections, that the Property is not satisfactory, and SPE provides written notice thereof to CMRG on or before the expiration of the Inspection Period, then in any such event, SPE shall have right to terminate this Agreement in which event the Earnest Money Deposit shall be returned to SPE, and provided that the Transaction Costs that are the obligation of CMRG hereunder have been, SPE shall deliver to CMRG copies of any and all documents received pursuant to this Article II, and neither CMRG nor SPE shall have any further duties or obligations under this Agreement except as otherwise provided herein.

ARTICLE III

CLOSING

Section 3.01. Closing Date. Subject to the provisions of Article V of this Agreement and a determination by SPE that all conditions precedent have been satisfied, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of CMRG and SPE (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline. The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit any funds required to be paid hereunder with the Title Company on or before the Closing Date.

Section 3.02. Conditions Precedent. Notwithstanding any provision contained in this Agreement, closing of the Transaction by SPE and CMRG shall be contingent upon the delivery of the executed Transaction Documents, satisfaction of the conditions precedent set forth herein and in the other Transaction Documents, receipt and approval of other original documents by SPE’s counsel, confirmation by CMRG’s counsel that the Membership Interest Purchase Agreement has been executed and delivered and confirmation by SPE’s counsel that it or the Title Company has possession of all Transaction Documents required by SPE.

Section 3.03. Possession. Possession of the Property, free and clear of all tenants or other parties in possession, except in accordance with the Lease Agreement, shall be delivered to SPE on the Closing Date.

Section 3.04. Title Company Actions. The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of SPE and CMRG, all charges and obligations payable by them respectively. Each of CMRG and SPE will pay all charges payable by each to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from SPE and CMRG to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of CMRG and SPE or to interplead such documents and/or funds in an action brought in any such court. Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable charges, expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.

ARTICLE IV

REPRESENTATIONS WARRANTIES AND COVENANTS

Section 4.01. CMRG. Except as otherwise disclosed to SPE in writing, CMRG represents and warrants to, and covenants with, SPE as follows:

(a) Organization and Authority. CMRG is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation, and qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. CMRG has all requisite corporate power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of CMRG has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by CMRG, this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligations of CMRG, enforceable against CMRG in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) No Other Agreements and Options. Neither CMRG nor the Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent CMRG from completing or impair CMRG’s ability to complete the sale of the Property under this Agreement or the subsequent lease of the Property pursuant to the Lease Agreement, or which would bind SPE subsequent to consummation of the Transaction.

(d) No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the articles of incorporation or other charter documents of CMRG, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which CMRG is a party or by which CMRG, the Property or any of the properties of CMRG are subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon CMRG or the Property, or (iv) violate any applicable law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority.

(e) Compliance. CMRG’s use and occupation of the Property, and the condition thereof, comply with (i) all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Property or CMRG (collectively, the “Legal Requirements”), (ii) all restrictions, covenants and encumbrances of record with respect to the Property, and (iii) all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Property or the ownership, operation, use or possession thereof. CMRG has not received any notification that is in violation of any of the foregoing, including without limitation, the Legal Requirements.

(f) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 4.01(e), CMRG, and to the best of CMRG’s knowledge, CMRG is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g) Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of CMRG’s knowledge, threatened against, CMRG or the Property before any Governmental Authority, except as has been disclosed in writing by CMRG, which in any way adversely affects or may adversely affect the Property, the business performed and to be performed on the Property, the condition, worth or operations of CMRG, the ability of CMRG to perform under this Agreement or any other Transaction Documents, or which questions or challenges CMRG’s participation in the Transaction contemplated by this Agreement or any other Transaction Document; and to the best of CMRG’s knowledge, there is no valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation.

(h) No Mechanics’ Liens. There are no outstanding accounts payable, mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other Person in connection with labor or materials furnished to or performed on any portion of the Property. No work has been performed or is in progress nor have materials been supplied to the Property or agreements entered into for work to be performed or materials to be supplied to the Property prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Property or any portion thereof. CMRG shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Property prior and subsequent to the Closing Date, and CMRG shall and does hereby agree to defend, indemnify and forever hold SPE and SPE’s designees harmless from and against any and all such mechanics’ lien claims, accounts payable or other commitments relating to the Property.

(i) Title to Property; Surveys. Title to the Property is vested in CMRG, or CMRG has an option or right to acquire the Property. Upon Closing, title to the Property shall be vested in SPE or its nominee or assigns (if any), free and clear of all Liens except the Permitted Encumbrances. The address set forth on Exhibit B hereto is the true and correct street address of the Property. The Survey is correct and a complete representation of all improvements now located on the Property. CMRG has not made or caused to be made any structural improvements or structural additions to existing improvements on the Property since the date of the Survey.

(j) Condition of Property. Except for any matters disclosed in that certain Property Condition Report dated January 18, 2006 prepared by EBI Consulting with respect to the Property and previously delivered to SPE, the Property, including the fixtures and equipment located thereon, are of good workmanship and materials, fully equipped and operational, in good condition and repair, free from structural defects, clean, orderly and sanitary, safe, well-lit, and well-maintained.

(k) Intended Use; Zoning; Access. CMRG or Lessee uses and Lessee will continue to use the Property solely for the operation of the Facilities and related ingress, egress and parking, and for no other purposes; such use does not and will not violate any zoning or other requirement of any Governmental Authority applicable to the Property, except as expressly permitted under the terms of the Lease. There are adequate rights of access to public roads and ways available to the Property to permit full utilization of the Property for their intended purpose and, to the best of CMRG’s knowledge, all such public roads and ways have been completed and dedicated to public use.

(l) Utilities. The Property is served by sufficient public utilities to permit full utilization of the Property for its intended purposes and all utility connection fees and use charges will have been paid in full.

(m) Condemnation; Blighted Areas; Wetlands. No condemnation or eminent domain proceedings affecting the Property have been commenced or, to the best of CMRG’s knowledge, are contemplated. To the best of CMRG’s knowledge, the area where the Property is located have not been declared blighted by any Governmental Authority, and the Property and/or the real property bordering the Property is not designated by any Governmental Authority as wetlands.

(n) Licenses and Permits. CMRG possesses, and upon Closing, Lessee will possess, all required licenses, permits and other authorizations, both governmental and private, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit the operation of the business in the manner in which it presently is conducted at the Property.

(o) Intellectual Property. CMRG possesses, and upon Closing, Lessee will possess and have the right to use all intellectual property, licenses and other rights as are material and necessary for the conduct of business at the Property, and with respect to which it is, and will be at Closing, in compliance, with no known conflict with the valid rights of others. No event or any other condition has occurred that permits or, to the best of CMRG’s knowledge, after notice or the lapse of time, or both, could reasonably be expected to permit, the revocation or termination of any such intellectual property, license or other right.

(p) Environmental. Without limiting in any way the representations and warranties contained elsewhere in this Agreement, CMRG hereby represents and warrants to SPE, to the best of its knowledge, as follows:

(i) No Hazardous Materials or Regulated Substances, except Permitted Amounts, exist on, under or about the Property or have been transported to or from the Property or used, generated, manufactured, stored or disposed of on, under or about the Property. The Property is not in violation of any Hazardous Materials Laws relating to industrial hygiene or the environmental conditions on, under or about the Property, including, without limitation, air, soil and groundwater conditions, and this representation and warranty would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

(ii) There is no past or present non-compliance with Hazardous Materials Laws, or with permits issued pursuant thereto, in connection with the Property; all uses and operations on or of the Property, whether by CMRG or any other Person, have been in compliance with all Hazardous Materials Laws and environmental permits issued pursuant thereto; all USTs, if any, located on or about the Property are in full compliance with all Hazardous Materials Laws, and as of the date hereof, CMRG is in compliance with the requirements of the UST Regulations with respect to those “petroleum underground storage tanks” (as such term is defined under the UST Regulations) located at the Property. The Property has been kept free and clear of all Environmental Liens and CMRG has not allowed any tenant or other user of the Property to do any act that increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off the Property), impaired the value of the Property in any material respect, is contrary to any requirement of any insurer, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to the Property.

(iii) CMRG has not received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials, Regulated Substances or USTs, or remediation thereof, of possible liability of any Person pursuant to any Hazardous Materials Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(q) Insurance. CMRG has in place and in force such insurance with such coverages and in such amounts that are equal to or greater than those customarily maintained by similar businesses in the same geographic area in which the Property is located.

(r) Questionnaire, Information and Financial Statements.

(i) The Questionnaire, financial statements and other information concerning CMRG, delivered by CMRG to SPE are true, correct and complete in all respects, and no adverse change has occurred with respect to the Questionnaire or any such financial statements and other information provided to SPE since the date such Questionnaire, financial statements and other information were prepared or delivered to SPE. CMRG understands that SPE is relying upon such Questionnaire, financial statements and information and CMRG represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

(ii) Notwithstanding any provision contained herein, upon request prior to Closing (including without limitation, after Closing), CMRG will provide to SPE, at CMRG’s cost, any and all financial information and/or financial statements (and in the form or forms) (A) requested by SPE in connection with the filings with or disclosures to any Governmental Authority by Spirit Finance Corporation, including without limitation, the financial statements required in connection with the SEC registration statements of Spirit Finance Corporation, or any Affiliate of Spirit Finance Corporation, as described in Staff Accounting Bulletins 71 and 71A as issued under the Securities Act of 1933, as amended, or (B) as reasonably requested by SPE.

(s) Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting CMRG. The fair saleable value of the assets of CMRG as a going concern as of the date hereof exceeds the probable liability (including contingent liability) of CMRG on its debts as of such date. CMRG does not intend to, nor does CMRG believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and CMRG believes that it will be able to pay its debts as they mature. CMRG does not have unreasonably small capital to conduct its business. For purposes hereof, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances, existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(t) No Reliance. CMRG acknowledges that SPE did not prepare or assist in the preparation of any of the projected financial information used by CMRG in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement or the other Transaction Documents, and that CMRG has not relied on any report or statement by SPE in entering into this Agreement or the other Transaction Documents.

(u) Satisfaction of Conditions Precedent. From the date of the Letter of Intent through the Closing Date, CMRG shall use its best efforts to satisfy all conditions set forth in Section 5.01 of this Agreement on or prior to the Closing Date.

(v) Failure to Affix or Pay Deed/Stamp Tax. CMRG represents and warrants to SPE, its successors and assigns, that (1) CMRG not affixing to the Deed any stamps or other transfer information upon which a tax is based for the stated consideration in the Deed (a “Stamp Tax”) will not affect, hinder or delay the effective and legal transfer of the Property from CMRG to SPE , (2) that there will be no Stamp Tax due in connection with the transfer of the Property from CMRG to SPE hereunder by recordation of the Deed and no penalties, liabilities or losses would be chargeable to or against SPE, its successors or assigns as a result of the failure to attach such Stamp Tax or to pay such amounts contemplated thereby, and (3) no lien or encumbrance will attach to the Property as a result of the failure of the CMRG to affix any Stamp Taxes to the Deed or to pay any sums that may be due and owing in the nature of a Stamp Tax resulting from the transfer of the Property from CMRG to SPE under the terms of this Agreement.

All representations and warranties of CMRG made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by CMRG herein, shall survive Closing.

Section 4.02. SPE. SPE represents and warrants to, and covenants with, CMRG as follows:

(a) Organization and Authority. SPE is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of formation. SPE has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of SPE has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by SPE, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of SPE, enforceable against SPE in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) Litigation. There are no actions or proceedings pending against or involving SPE before any Governmental Authority which in any way adversely affect or may adversely affect SPE or SPE’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d) “As-Is” Condition. SPE shall accept the Property “AS IS” and “WHERE IS” and with no representation or warranty of CMRG as to the condition thereof other than the representations and warranties of CMRG contained herein.

All representations and warranties of SPE made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by SPE herein, shall survive Closing.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01. SPE’s Conditions to Closing. SPE shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by SPE) of all of the following conditions:

(a) SPE shall have received and approved all of the items and materials as provided in Article II hereof.

(b) SPE shall have inspected and approved the Property as provided in Article II.

(c) CMRG shall have delivered to SPE or the Title Company, as applicable, the following items:

(i) The Deed, pursuant to which the Property is conveyed to SPE, free of all Liens, restrictions encroachments and easements, except the Permitted Encumbrances; provided, however, that if the Property is acquired from a Person other than CMRG, at SPE’s election, CMRG shall assign to SPE by an assignment satisfactory in form and substance to SPE (including, without limitation, all required consents) all representations, warranties, covenants, indemnities and agreements made by such Person to CMRG;

(ii) Such documents evidencing the legal status and good standing of CMRG that may be required by SPE and/or the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;

(iii) Fully executed originals of (A) the Lease Agreement, together with fully executed originals of the memorandum thereof (the “Memorandum of Lease”), (B) an Assignment of Warranties in the form of Exhibit F attached hereto, to the extent required by SPE (the “Assignment of Warranties”), and (C) all of the other Transaction Documents;

(iv) Certificates evidencing the insurance coverage, limits and policies to be carried by Lessee under and pursuant to the terms of the Lease Agreement, on the forms and containing the information required by SPE, as landlord (“Lease Proof of Insurance”);

(v) Evidence satisfactory to SPE that the location of the Property is not within the 100-year flood plain or identified as a “Special Flood Hazard Area” by the Federal Emergency Management Agency, or if the Property is in such a Special Flood Hazard Area, evidence of flood insurance maintained on the Property in amounts and on terms and conditions satisfactory to SPE;

(vi) Certified copies of the corporate resolutions of CMRG, authorizing the Transaction, and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents;

(vii) An Opinion of Counsel, addressed to SPE and SPE’s financial institution, if any;

(viii) A duly executed affidavit from CMRG stating that CMRG is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit C (“Non-Foreign CMRG Certificate”);

(ix) If applicable and reasonably requested by SPE, appropriate subordination and nondisturbance agreements;

(x) Closing settlement statements to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(xi) All documents required to be delivered by this Agreement and the other Transaction Documents;

(xii) An Indemnification from CMRG to and for the benefit of SPE and Spirit indemnifying such parties, their successors, assigns and lenders in substantially the form attached hereto as Exhibit H; and

(xiii) Such further documents as reasonably may be required in order to fully and legally close this Transaction, including any required assignments and assumptions of operating agreements related to the Property.

(d) SPE shall have received the Title Commitment and the Title Company’s irrevocable commitment to insure title by means of the Title Policy which shall (i) subject to Section 5.01(c)(i), show good and marketable title in CMRG, (ii) be in an amount equal to the Purchase Price, (iii) commit to insure SPE’s fee simple ownership in the Property subject only to Permitted Encumbrances, and (iv) contain such endorsements as SPE may require.

(e) SPE’s lender, if any, shall have received from the Title Company an irrevocable commitment to issue an ALTA lender’s policy of title insurance which shall (i) be in an amount not in excess of the Purchase Price; (ii) insure title by means of an ALTA extended coverage policy of title insurance, (iii) subject to Section 5.01(c)(i), show good and marketable title in CMRG, (iv) commit to insure lender’s interest in the Property subject only to Permitted Encumbrances, and (v) contain such endorsements as such lender may require.

(f) SPE shall have determined, in its sole discretion, that no conditions exist regarding the Property, CMRG, or any principals thereof, or any Person or party contributing to the operating income and operations of the Property, or the financial markets that could reasonably be expected to cause the rents and any other payments due under the Lease Agreement to become delinquent or to adversely affect the value or marketability of the Transaction or the Property, or cause prospective investors to regard the Transaction or any security derived in whole or in part therefrom as an unacceptable investment. There shall have been no material adverse change in the financial condition of CMRG or the Property from the date of the Letter of Intent.

(g) All (i) representations and warranties of CMRG set forth herein shall have been true and correct in all respects when made, and (ii) all covenants, agreements and conditions required to be performed or complied with by CMRG prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by CMRG prior to or at such time or waived in writing by SPE.

(h) No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document, or any other agreements between or among SPE and CMRG.

(i) CMRG and Lessee shall have caused all leases, and, unless otherwise agreed to in writing by SPE, all subleases of any or all of the Property or any other documents affecting the Property existing at Closing, at SPE’s sole option, to be cancelled as of the Closing Date or subordinated to the Lease Agreement pursuant to subordination agreements in form and substance satisfactory to SPE.

(j) All Property-specific conditions listed on Exhibit E attached hereto shall have been satisfied and fulfilled to SPE’s full satisfaction.

Upon the fulfillment or SPE’s written waiver of all of the above conditions, SPE shall deposit funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise dated, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 5.02. CMRG’s Conditions Precedent to Closing. CMRG shall not be obligated to close the Transaction until the fulfillment (or written waiver by CMRG) of all of the following conditions:

(a) SPE shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;

(b) SPE shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents, including without limitation, the Lease Agreement, the Memorandum of Lease and the Assignment of Warranties;

(c) SPE shall have delivered to the Title Company Closing settlement statements to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(d) SPE shall have delivered to CMRG and/or the Title Company such further documents as may reasonably be required in order to fully and legally close this Transaction; and

(e) All covenants, agreements and conditions required to be performed or complied with by SPE prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by SPE or waived in writing by CMRG prior to or at such time.

ARTICLE VI

DEFAULTS; REMEDIES

Section 6.01. Default. Each of the following shall be deemed an event of default by CMRG (each, an “Event of Default”):

(a) If any representation, warranty or statement made by CMRG set forth in this Agreement or any other Transaction Document is false in any material respect;

(b) If CMRG fails to keep or perform any of the terms or provisions of this Agreement or if any condition precedent is not satisfied by CMRG at or prior to the Closing Date; or

(c) If any Insolvency Event shall occur.

Section 6.02. Remedies. In the event of any Event of Default, SPE shall be entitled to exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the following:

(a) SPE may terminate this Agreement by giving written notice to CMRG in which case the Earnest Money Deposit shall be returned to SPE and neither party shall have any further obligation or liability, except for the obligations (including without limitation, those set forth in Section 7.05 and 7.06) and such liabilities as CMRG may have for such breach or default;

(b) SPE may proceed with the Closing and direct the Title Company to apply such portion of the Purchase Price in an amount that is not in excess of the amount of the Transaction Cost as SPE may deem necessary to cure any such breach or default;

(c) SPE may bring an action for damages against CMRG, which, in the event SPE proceeds to close, may include an amount equal to the difference between the value of the Property as conveyed to SPE and the value the Property would have had if all representations and warranties of CMRG were true and CMRG had complied with all of its obligations under this Agreement;

(d) SPE may bring an action to require CMRG specifically to perform its obligations hereunder; and/or

(e) SPE may recover from CMRG all of SPE’s out-of-pocket costs and expenses incurred hereunder (including without limitation, its due diligence costs), and all other Losses paid or incurred by SPE as a result of such breach or default.

Section 6.03. Cumulative Remedies. Notwithstanding any provision contained herein, the remedies set forth in Article VI are cumulative and shall survive termination of this Agreement, and the exercise of any one or more of the remedies provided for herein or other applicable law shall not be construed as a waiver of any of the other remedies of SPE.

Section 6.04. SPE Default. If SPE fails to keep or perform any of the terms or provisions of this Agreement or if any condition precedent is not satisfied by SPE after two (2) business day’s written notice, CMRG shall be released from any further obligations hereunder. Insofar as it would be extremely impracticable and difficult to estimate the damage and harm which CMRG would suffer due to such failure, and insofar as a reasonable estimate of the total net detriment that CMRG would suffer from such failure is the amount of the Earnest Money Deposit, the Title company shall deliver the Earnest Money Deposit to CMRG, which amount is not intended to be and is not a penalty, and which shall be CMRG’s sole remedy, at law or in equity, for damages arising from SPE’s failure to keep or perform any of the terms or provisions of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Transaction Characterization.

(a) The parties intend that (i) all components of the Transaction shall be considered a single integrated transaction and shall not be severable; and (ii) the Lease Agreement shall constitute a lease of the Property and the Lease Agreement shall be a unitary, unseverable instrument pertaining to the Property.

(b) The parties intend that the conveyance of the Property to SPE be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of CMRG. After the execution and delivery of the Deed, CMRG will have no legal or equitable interest or any other claim or interest in the Property, other than the interest, if any, set forth in the Lease Agreement. The parties also intend for the Lease Agreement to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease Agreement are those of a true lease. Notwithstanding the existence of the Lease Agreement, neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Property by SPE pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Property by SPE pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c) Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 7.01.

Section 7.02. Risk of Loss.

(a) Condemnation. If, prior to Closing, action is initiated to take any of the Property, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, SPE may elect at or prior to Closing, to (i) terminate this Agreement, in which event the Earnest Money Deposit shall be returned to SPE, and CMRG and SPE shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein, or (ii) proceed to close, in which event all of CMRG’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to SPE at the Closing and there shall be no reduction in the Purchase Price.

(b) Casualty. CMRG assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty, which CMRG, at its sole option, does not elect to fully repair, SPE may elect at or prior to Closing, to (i) terminate this Agreement, in which event the Earnest Money Deposit shall be returned to SPE, and CMRG and SPE shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein, or (ii) consummate the Closing, all right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by CMRG to repair or restore the Property and any portion paid or to be paid on account of the loss of rents or other income from the Property for the period prior to the Closing Date, all of which shall be payable to CMRG upon CMRG’s delivery to SPE of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to SPE at Closing, and SPE shall be entitled to a credit in the amount of CMRG’s deductible at Closing.

(c) Maintenance of Property and Insurance. From the date of the Letter of Intent until Closing, CMRG shall continue to maintain the Property or cause the Property to be maintained in good condition and repair, and shall continue to maintain or cause to be maintained all insurance for the Property in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the date of the Letter of Intent.

Section 7.03. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, or (c) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, or (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to CMRG:	Casual Male Retail Group, Inc. 555 Turnpike Street Canton, MA 02021 Attn: Mr. James Caffarella Telephone: (781) 828-9300 x2539 Telecopy: (781) 821-5174 E-mail: jcaffarella@cmal.com

With a copy to:	Greenberg Traurig, LLP One International Place Boston, MA 02110 Attn: Jonathan Bell, Esq. Telephone: (617) 310-6038 Telecopy: (617) 279-8438 E-mail: bellj@gtlaw.com

If to SPE:

Spirit Finance Corporation

14631 N. Scottsdale Road, Suite 200

Scottsdale, Arizona 85254-2711

Attention: Michael T. Bennett

                  Senior Vice President, Operations

Telephone: (480) 606-0820

Telecopy: (480) 606-0826

E-Mail: mbennett@spiritfinance.com

With a copy to:

Kutak Rock LLP

1801 California Street, Suite 3100

Denver, Colorado 80202

Attention: Peggy A. Richter, Esq.

Telephone: (303) 297-2400

Telecopy: (303) 292-7799

E-Mail: peggy.richter@kutakrock.com

              michael.bullock@kutakrock.com

or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of SPE’s interest which shall have duly notified CMRG in writing of its name and address.

Section 7.04. Assignment. SPE may not assign its rights under this Agreement in whole or in part without CMRG’s and Spirit’s prior written consent. Notwithstanding the foregoing, SPE shall have the right to assign or transfer its rights under this Agreement to any Affiliate of SPE, provided that such assignee concurrently with such assignment assumes, in a written instrument delivered to CMRG, all of the obligations and liabilities of SPE hereunder. Upon such an assignment, the assignee shall become the SPE for all purposes of this Agreement, but in no event shall the SPE named herein be relieved of any obligation or liability hereunder. CMRG shall not, unless required by the Lease, without the prior written consent of SPE, which consent may be withheld in SPE’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Property, any of CMRG’s rights under this Agreement, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise.

Section 7.05. Indemnity. CMRG and SPE shall each indemnify, defend and hold harmless the other, and their respective Affiliates, officers, shareholders, managers, members, employees, representatives, successors and assigns, as applicable (collectively, the “Indemnified Parties”), from and against any and all Losses of any nature arising from or connected with breach of any of the representations, warranties, covenants, agreements or obligations of the other party set forth in this Agreement. Notwithstanding the foregoing, CMRG shall indemnify, defend and hold harmless SPE, its Affiliates and/or the Indemnified Parties, from and against any and all Losses of any nature arising from or connected with the ownership and operation of the Property prior to the Closing Date. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any Losses incurred with respect to any engineering, governmental inspection and attorneys’ fees and expenses that the Indemnified Parties may incur by reason of any environmental condition and/or any representation or warranty set forth in Section 4.01(p) being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith. The provisions of this Section 7.05 shall survive Closing.

Section 7.06. Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction, except for Banc of America Securities, LLC whose commission shall be paid by CMRG pursuant to a separate agreement between CMRG and such broker. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against such party by any broker claiming a commission or fee by, through or under the other party. The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.

Section 7.07. Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.08. Disclosure. Except as expressly set forth in Sections 7.07 and 7.16 and this Section 7.08 and as required by law or judicial action, prior to Closing neither CMRG nor SPE will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents, without the prior consent of the other party hereto. The parties agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 7.09. Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.10. Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which any Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.11. Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.12. SPE’s Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Lease Agreement, that (i) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee of agent of SPE or CMRG with respect to any of the terms, covenants and conditions of this Agreement, (ii) SPE and CMRG waive all claims, demands and causes of action against SPE’s or CMRG’s directors, officers, managers, members, employees and agents in the event of any breach of any of the terms, covenants and conditions of this Agreement to be performed by SPE or CMRG, and (c) SPE and CMRG shall look solely to the assets of the other for the satisfaction of each and every remedy in the event of any breach of any of the terms, covenants and conditions of this Agreement, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.13. Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 7.14. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. CMRG and SPE were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.15. Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 7.16. Securitizations and Other Transactions. As a material inducement to SPE’s willingness to complete the transactions contemplated by this Agreement and the other Transaction Documents, CMRG hereby acknowledges and agrees that SPE may, from time to time and at any time, (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other laws: (i) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of the Property, the Lease Agreement or any other Transaction Document, SPE’s right, title and interest in the Property, the Lease Agreement or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing, or (ii) a securitization and related transactions. CMRG agrees to use all reasonable efforts and to cooperate fully with SPE with respect to all reasonable requests of SPE relating to the foregoing, which includes without limitation, with respect to the activities described in subsection (b), providing financial information, financial and other data, and other information and materials which would customarily be required by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to any of the foregoing. The provisions of this Section 7.16 shall survive the Closing.

Section 7.17. Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

Section 7.18. Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between CMRG and SPE with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by CMRG and SPE, the Letter of Intent shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in the Letter of Intent.

Section 7.19. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. CMRG consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, CMRG waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of SPE to commence any proceeding in the federal or state courts located in the state or states in which the Property is located to the extent SPE deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

Section 7.20. Severability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by SPE shall not discharge or relieve CMRG from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the applicable state or states in which the Property is located, without giving effect to any state’s conflict of laws principles.

Section 7.21. Survival. Except for the conditions of Closing set forth in Article V, which shall be satisfied or waived in writing as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of CMRG and SPE set forth in this Agreement shall survive the Closing.

Section 7.22. Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. SELLER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM PURCHASER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SPE:

SPIRIT SPE CANTON, LLC, a Delaware limited liability company

By:	/s/ MICHAEL T. BENNETT
Name:	Michael T. Bennett
Title:	Senior Vice President

CMRG:

CASUAL MALE RETAIL GROUP, INC., a Delaware corporation

By:	/s/ DAVID A. LEVIN
Name:	David A. Levin
Title:	President

By:	/s/ DENNIS R. HERNREICH
Name:	Dennis R. Hernreich
Title:	Executive Vice President, COO, CFO

SPIRIT (FOR THE PURPOSE OF SECTION 1.05):

SPIRIT FINANCE ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ MICHAEL T. BENNETT
Name:	Michael T. Bennett
Title:	Senior Vice President

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Agreement” means this Purchase and Sale Agreement.

“Assignment of Warranties” has the meaning set forth in Section 5.01(c)(iii).

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” means the date specified as the closing date in Section 3.01.

“Closing Deadline” means February 1, 2006 or any other date mutually agreed upon by CMRG and SPE.

“Counsel” means one or more legal counsel to CMRG licensed in the state(s) in which (i) the Property is located, (ii) CMRG is incorporated or formed, and (iii) CMRG maintains a principal place of business or resides, as selected by CMRG, as the case may be, and approved by SPE.

“Deed” means a Massachusetts’ quitclaim deed (which shall be the functional equivalent of a special warranty deed) whereby CMRG conveys to SPE all of CMRG’s right, title and interest in and to the Property, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.

“Earnest Money Deposit” has the meaning set forth in Section 1.06.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials Law.

“Environmental Report” has the meaning set forth in Section 2.04.

“Event of Default” has the meaning set forth in Section 6.01.

“Facilities” means the headquarters and distribution center of Casual Male Retail Group, Inc., and uses incidental thereto.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Property or to Persons on or about the Property, cause the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any property adjoining the Property.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

“Indemnified Parties” has the meaning set forth in Section 7.05.

“Insolvency Event” means (a) CMRG’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against CMRG (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against CMRG, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) CMRG taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” has the meaning set forth in Section 2.07.

“Inspections” has the meaning set forth in Section 2.07(a).

“Lease Agreement” has the meaning set forth in Section 1.03.

“Lease Proof of Insurance” has the meaning set forth in Section 5.01(c)(iv).

“Legal Requirements” has the meaning set forth in Section 4.01(e).

“Lessee” means CMRG.

“Letter of Intent” means collectively, that certain letter dated December 9, 2005, from SPE with respect to the Transaction, and that certain letter from Dennis R. Hernreich, on behalf of CMRG, dated December 7, 2005, and in both instances, any amendments or supplements thereto agreed to by both CMRG and SPE.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, interest, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memorandum of Lease” has the meaning set forth in Section 5.01(c)(iii).

“Non-Foreign CMRG Certificate” has the meaning set forth in Section 5.01(c)(viii).

“Notices” has the meaning set forth in Section 7.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Opinion of Counsel” means an opinion or opinions by Counsel to CMRG, in substantially the form(s) attached hereto as Exhibit D, with such qualifications as are acceptable to SPE’s counsel.

“Permitted Amounts” means, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms, the use, storage or release of which does not constitute a violation of or require regulation under any Hazardous Materials Laws and is customarily employed in the ordinary course of business of, or associated with, similar businesses located in the state or states in which the Property is located.

“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitment and in the Title Policy to be issued by Title Company to SPE and approved by SPE in its sole discretion in connection with this Agreement; and (c) the Lease Agreement.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Proof of Insurance” has the meaning set forth in Section 2.06.

“Property” has the meaning set forth in Section 1.01.

“SPE” has the meaning set forth in the introductory paragraph of this Agreement.

“Questionnaire” means that certain Questionnaire regarding information about the CMRG and any equity owners thereof, to be completed and executed by CMRG, and delivered to SPE as provided in Section 2.02.

“Real Property” has the meaning set forth in Section 1.01.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“CMRG” has the meaning set forth in the introductory paragraph of this Agreement.

“CMRG Documents” has the meaning set forth in Section 2.02.

“Survey” has the meaning set forth in Section 2.03.

“Title Commitment” has the meaning set forth in Section 2.01(a).

“Title Company” means Fidelity National Title Insurance Company located in Scottsdale, Arizona, or an alternative title insurance company selected by SPE.

“Title Objection” has the meaning set forth in Section 2.01(d)(i).

“Title Policy” has the meaning set forth in Section 2.01(a).

“Transaction” has the meaning set forth in Section 1.01.

“Transaction Costs” means all costs and expenses incurred in connection with the Transaction (whether or not the Transaction closes), including but not limited to the following: costs for third party reports (e.g., environmental, credit and similar third party reports); Valuation costs; initial set-up fees; all closing costs including without limitation, costs of Surveys, or any updates thereof, costs of the Title Commitment and Title Policy, all taxes (including stamp taxes and transfer taxes), escrow, transfer and recording fees, and the fees and costs of Counsel. Expressly excluded from Transaction Costs are the fees and costs of SPE’s counsel; provided, however, the amount of $10,000.00 shall be paid by CMRG to SPE as part of the Transaction Costs to cover costs incurred in SPE’s and Spirit’s accommodation of the structure of the transaction as contemplated herein and in the Membership Interest Purchase Agreement. The parties agree that the Transaction Costs shall not exceed $250,000.00.

“Transaction Documents” means this Agreement, the Lease Agreement, the Memorandum of Lease, the Deed, the Lease Proof of Insurance, the Opinion of Counsel, the Non-Foreign CMRG Certificate, Assignment of Warranties, the UCC-1 Financing Statements, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by SPE and/or the Title Company.

“UCC-1 Financing Statements” means such UCC-1 Financing Statements as SPE shall require with respect to the Transaction.

“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

“Valuation” has the meaning set forth in Section 2.05.

“Zoning Letter” has the meaning set forth in Section 2.06.

EXHIBIT B

LEGAL DESCRIPTION OF PROPERTY

[To Be Supplied]

Legal Description:

Street Address: 555 Turnpike Street, Canton, Norfolk County, MA 02021

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EXHIBIT C

FIRPTA AFFIDAVIT

NON-FOREIGN AFFIDAVIT UNDER

INTERNAL REVENUE CODE

SECTION 1445(B)(2)

STATE OF	)

	)	ss.

COUNTY OF	)

	,	being first duly sworn deposes and states under penalty of perjury:

1.	That he/she is a of CASUAL MALE RETAIL GROUP, INC., a Delaware corporation, the transferor of the Property described on Schedule I attached hereto.

2.	That the transferor’s office address is at .

3.	That the United States taxpayer identification number for the transferor is .

4.	That the transferor is not a “foreign person” as that term is defined in Section 1445(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

This affidavit is given to SPIRIT SPE CANTON, LLC, a Delaware limited liability company, the transferee of the Property described in paragraph 1 above, for the purpose of establishing and documenting the nonforeign affidavit exemption to the withholding requirement of Section 1445 of the Code. The transferor understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

CASUAL MALE RETAIL GROUP, INC., a Delaware corporation

By:
Name:
Title:

Subscribed and sworn to before me this      day of                         , 2        .

Notary Public:

(SEAL)

My Commission Expires:

C-1

Schedule I

to FIRPTA Affidavit

PROPERTY

C-2

EXHIBIT D

ENFORCEABILITY OPINION OF COUNSEL

Spirit Finance Corporation

Spirit SPE Canton, LLC, a Delaware limited liability company

14631 North Scottsdale Road, Suite 200

Scottsdale, Arizona 85254-2711

Kutak Rock LLP

1801 California Street, Suite 3100

Denver, Colorado 80202

Re:	Sale and Lease Transaction Between CASUAL MALE RETAIL GROUP, INC., a Delaware corporation, and SPIRIT SPE CANTON, LLC, a Delaware limited liability company

Ladies and Gentlemen:

We are acting as counsel to CASUAL MALE RETAIL GROUP, INC., a Delaware corporation, as transferor of that certain parcel of real property identified on Schedule I attached hereto (the “Property”) and as the subsequent lessee of the Property (“Lessee”) and are rendering this opinion in connection with the transactions contemplated by that certain Contribution and Transfer Agreement and the Lease Agreement dated as of the date of this opinion (the “Lease”), entered into between Lessee and SPIRIT SPE CANTON, LLC, a Delaware limited liability company (“Spirit”). In connection with such representation, we have reviewed the documents set forth on Schedule II attached hereto, all dated as of the date of this opinion (collectively, the “Operative Documents”).

In connection with our representation of Lessee, we observed Lessee execute and acknowledge the Operative Documents and have reviewed executed copies of the Operative Documents. In addition to the executed Operative Documents, we have reviewed such other documents, certificates, instruments and agreements as in our judgment are necessary or appropriate to enable us to render this opinion. In addition, we have conducted such other inquiries and examinations as we have deemed necessary and appropriate for rendering this opinion.

Based on the foregoing, we are of the opinion that:

(a) Lessee is a corporation duly formed, incorporated or organized, validly existing in good standing as a corporation under the laws of the State of Delaware (the “State”), is qualified and in good standing in the State of Massachusetts (the “Property State”), is authorized to do business in the Property State, has full right, power and authority to carry out and consummate all transactions contemplated by the Operative Documents, as applicable, and has duly authorized the taking of any and all actions necessary to carry out and consummate the transactions contemplated to be performed on its part by the Operative Documents.

(b) Lessee has duly authorized, executed and delivered each of the Operative Documents.

(c) The federal and state courts presiding in the Property State will recognize the validity of the choice of law provisions set forth in the Operative Documents. The Operative Documents and such other documents executed by Lessee in connection with this transaction constitute the legal, valid and binding obligations of Lessee, enforceable against Lessee in accordance with their respective terms.

(d) The Deed, the Memorandum (each as defined on Schedule II) and all other instruments or documents necessary in connection with the recording and filing thereof, will, upon being recorded or filed as contemplated by Schedule II, establish, perfect, preserve and protect the Lease as a valid, direct lease of record on the Property.

(e) No consent, approval, order, authorization, registration, declaration or designation of or filing with any governmental authority of the United States, the State, the Property State or any subdivision thereof is required in connection with the authorization, execution, delivery or performance by Lessee of the Operative Documents or the consummation of any of the transactions contemplated thereby, except for the recordation or filing for recordation of the Deed and the Memorandum as required by Spirit. Under applicable Massachusetts law, any obligation to pay for and affix stamps to the Deed is imposed on the transferor of the Property and not on the transferee. Not paying for or affixing stamps to the Deed does not invalidate the Deed or its recordation and does not invalidate any subsequent mortgage or transfer or the recordation thereof and upon the recordation of the Deed the Property will be validly transferred from Lessee to Spirit. A lease of property is not subject to any stamp tax and there is no requirement for affixing any stamps to the Memorandum in connection with the recordation thereof.

(f) The execution, delivery and performance of the Operative Documents and the documents, instruments and agreements provided for therein will not result in a breach of or default under (i) any other document, instrument or agreement to which Lessee is a party or by which Lessee or any of its property is subject or bound; (ii) any law, statute, ordinance, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or any determination or award of any arbitrator, of the United States, the State, the Property State or any subdivision thereof by which Lessee or any of its property is subject or bound; or (iii) any instrument of record in the State or Property State affecting the Property.

(g) There are no suits, actions, proceedings or investigations pending or, to the best of our knowledge, threatened against or involving Lessee or the Property before any court, arbitrator or administrative or governmental body which might reasonably result in any material adverse change in the contemplated business, condition or operation of Lessee or the Property.

Our opinion set forth above is subject to the following qualifications:

(i) Our opinion is limited to the laws of the United States, the Property State and the State.

(ii) Our opinion as to the enforceability of any document in accordance with its terms is limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights of creditors and applicable laws of the Property State and the State which may restrict the enforcement of the remedies provided therein but which, in our opinion, will not materially interfere with the practical realization of the benefits or the security intended to be provided therein or thereby.

(iii) In rendering the opinion set forth herein, we have assumed the due authorization, execution and delivery by Spirit of the Operative Documents.

This opinion may be relied upon by you and your successors and assigns.

Very truly yours,

TRUE SALE OPINION OF COUNSEL

D-4

SCHEDULE I

PROPERTY

SCHEDULE II

OPERATIVE DOCUMENTS

1. The Contribution Agreement.

2. The Lease.

3. The Deed (the “Deed”) executed by Lessee in favor of SPE, conveying the Property to SPE to be recorded in the applicable real property records of the county in which the Property is located.

4. The Memorandum of Lease (the “Memorandum”) between Lessee and SPE, to be recorded in the applicable real property records of the county in which the Property is located.

5. The Membership Interest Purchase Agreement and related Certificate of Transfer

EXHIBIT E

PROPERTY-SPECIFIC CONDITIONS

E-1

EXHIBIT F

ASSIGNMENT OF WARRANTIES

THIS ASSIGNMENT OF WARRANTIES (this “Assignment”), is made as of February 1, 2006 by and between CASUAL MALE RETAIL GROUP, INC., a Delaware corporation (“Assignor”) and SPIRIT SPE CANTON, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Contribution and Transfer Agreement, dated as of February 1, 2006, by and between Assignor and Assignee (the “Transfer Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Purchase Agreement (collectively, the “Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Assignee rights to all guaranties and warranties relating to the Property and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Assignment of Warranties. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under any and all guaranties and warranties in effect with respect to all or any portion of the Property as of the date hereof, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor. Assignee hereby accepts the foregoing assignment of guaranties and warranties.

2. Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Transfer Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

3. Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

F-1

4. Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

CASUAL MALE RETAIL GROUP, INC., a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

SPIRIT SPE CANTON, LLC, a Delaware limited liability company

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF LEASE

G-1

EXHIBIT H

FORM OF INDEMNIFICATION

H-1